AURIGA LABORATORIES, INC.
11-08-07/3:30 p.m. CT
Confirmation # 6664159
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AURIGA LABORATORIES, INC.

November 8, 2007
3:30 p.m. CT

Operator: Good day, ladies and gentlemen, and welcome to the Auriga Laboratories Quarterly Conference Call, hosted by Auriga Laboratories Inc.

At this time, all participants are in a listen-only mode. At the conclusion of our prepared remarks, we will conduct a question-and-answer session. If you would like to ask a question, you may press star one on your touchtone pad at any time. If anyone should require assistance during the conference, please press star zero on your touchtone pad at any time. As a reminder, this call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Phil Pesin, Chief Executive Officer. Please go ahead, sir.

Jae Yu: Good afternoon. My name is Jae Yu and I am Auriga Laboratories vice president of corporate development.

I'm joined today by Phil Pesin, our Chairman and Chief Executive Officer, and Frank Greico, our newly appointed Chief Financial Officer.

I would like to welcome you to our third quarter financial results call for the period ended September 30, 2007.

AURIGA LABORATORIES, INC.
11-08-07/3:30 p.m. CT
Confirmation # 6664159

Before I turn the call over to Phil and Frank, I would like to read the following statements.

Please note that this presentation contains forward-looking statements which are subject to risks, uncertainties and other factors beyond the company’s control that may cause actual results, performance or achievement to differ materially from those anticipated in any forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to those described under business risk factors of our annual report on Form 10-KSB for the year ended December 31, 2006, and our quarterly reports on Form 10-QSB as filed with the SEC. The company does not undertake to update the forward-looking statements to reflect future events or circumstances.

Now, I would like to turn the call over to over to Phil to discuss the third quarter highlights. Phil …

Phil Pesin: Thank you, Jae. Approximately 30 minutes ago, we issued a press release containing our third quarter results. Although the financial results are not as strong as we hoped, we believe the current trend validates the concept of a commission-only sales model in the pharmaceutical industry.

One of the key momentum indicators of our business is gross prescription demand. This calculation is based on total prescriptions filled.

Gross prescription demand year-to-date was $6.1 million as compared to $2.5 million for the same nine-month period last year. This represents a 140 percent increase year-over-year. Our internal management forecast anticipated over 200 percent growth by this time.

AURIGA LABORATORIES, INC.
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Confirmation # 6664159

Although our gross prescription demand year-to-date increased 140 percent over the same period last year, I am extremely disappointed in the overall financial performance for the quarter, and as a result, have taken the following immediate actions to improve targeted growth in the field prescriptions, reduced costs, and enhanced our product portfolio with FDA approved products to position the company for 100 percent net revenue growth and positive EPS for 2008.

First, as most of you have seen from the recent releases, we have realigned our senior management team. On September 1st, 2007, Frank Greico replaced Charles Bearchell as our chief financial officer. On November 5th, 2007, we terminated our chief operating officer and secretary, Andrew Shales.

Frank Greico assumed the role of secretary and we chose not to fill the vacant COO position. But instead, the sales, marketing and business development functions will now report directly to me.

I’ve appointed Rick Coulon as vice president of marketing and removed Mischelle Hall who has assumed the role of sales director for one of our sales teams.

In addition, I bolstered the sales leadership in ATS to focus on prescription growth of new products by appointing Richard Sampson as sales director of our ATS dermatology team.

We expect that ATS gross prescription demand will be up to 20 percent of overall 2008 gross prescription demand. We plan to strengthen our ATS dermatology portfolio during 2008 to further increase gross prescription demand, new changes to drive accountability across all disciplines while providing me with greater day-to-day visibility into our operations.

Second, we have restructured our dales force alignment effective September 1st, 2007. Upon receiving statistically relevant data regarding field prescriptions for our existing and new products, we took action to refine our commission-only sales model to allow us to focus promotion on our newly launched products while continuing to allow our more mature products and opportunity to grow.

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We created six products focus teams, increased out territory alignment from 500 to 2,200, and launched a proprietary online training program to reduce initial training cost by 90 percent per training. We estimate training cost savings of approximately $2 million over the next 12 months.

Without the development and launch of our online training program, we would not have been able to grow our sales force to the level we now believe is necessary to achieve positive EPS and cash flow over the next 12 months.

Third, during September 1, we completed phase one of a cost reduction program by eliminating 16 full time employees resulting in savings of approximately $1.3 million per annum. ((inaudible)) this ((inaudible)) of the cost reduction during his presentation.

Fourth, we are aggressively pursuing products that are FDA approved, utilizing the ANDA and 505(b2) regulatory pathways to reduce regulatory risk and the generic competition.

As most of you are aware, the FDA has taken in an unprecedented approach at regulating thousands of products over the last 12 months. The broad reach of these actions has accelerated our need to acquire developed or licensed our next generation of products.

Monday’s announcement regarding the Mikart FDA approved pain product demonstrates our commitment and ability to enhance our product portfolio.

As we continue to diversify our product portfolio with FDA approved products that have unique formulations or patent protection, we should have a greater ability to predict future revenues and to improve margins.

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Ultimately, we plan to use the recent regulatory stunt of the FDA to our advantage by developing certain DESI products and seeking approval of products with patent protection to the 505(b)(2) regulatory pathway as Adams Respiratory has done with the Mucinex franchise.

Finally, as we mature from a thinly capitalized startup company to a sustainable high-growth specialty pharmaceutical company, our working capital position needs to improve.

Based on the opportunities facing us in 2008 and beyond with the change in our finance leadership, it has become clear that we cannot solely rely on cash receipt to meet our needs. The lack of sufficient working capital impairs our ability to execute. Because of our customer concentration, a short-term delay of a customer payment can significantly affect day-to-day operation in the achievement of financial goals.

Although we have substantially improved our balance sheet over the last 12 months, we believe the company should raise between $7 million and $10 million over the next two quarters to provide the strength to sustain timing differences in cash flow and avoid interruption in the execution of our business strategy.

Although it may not be perfect timing for a capital raise, we believe in our ability to structure a transaction that minimizes dilution while maximizing long-term shareholder value. As most of you already know, I'm the single largest shareholder and believe that this is the right thing to do and the right time to do it.

Based on our current stock price, the market has already discounted our business as not sustainable. The unnatural drop in our stock price over the last two quarters appears to be caused by speculation as to our viability as a going-concern, coupled with aggressive selling by several historical shareholders with no price sensitivity and unexplainable lack of support.

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We believe this trend will continue until we establish a healthy cash position combined with the abilities to control cost while increasing field prescriptions and providing greater transparency into our operations.

Even though we are nowhere near where I want to be - where I want this business to be today, before I turn things over to Frank, I would like to assist everyone on this call to put the current state of this company into perspective.

For those of you familiar with the specialty pharmaceutical space, Auriga has studied the business evolution of three highly successful organizations and we are applying some of their tried and proven techniques such that we may experience similar success going forward. Those companies are Medicis, Adams Respiratory and King.

Each of those companies has demonstrated excellence evidenced by the fact that the average market capitalization of these organizations is approximately $2 billion.

With that said, at certain points in the evolution of those companies, their businesses were very similar to Auriga with one exception - total capital raised. On average, it took each of those companies $30 million of additional capital to accomplish what Auriga has accomplished in its two and a half years since inception.

If you look at the S-1 filed by Adams Respiratory on March 25th, 2005, you will see the following financial highlights.

In 2002, Adams generated $13.7 million of net revenue with two DESI respiratory products - (Alrex) and Aquatab, and generated net loss of $16 million. In 2003, just four years ago, Adams generated $14 million of net revenue with a $22.6 million net loss.

AURIGA LABORATORIES, INC.
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Confirmation # 6664159

Their total working capital is $5.2 million in 2003 and it raised almost $60 million by that time. Today, Auriga has raised only $15 million through a combination of debt and equity.

If you look at the Medicis 10-K for 1996, which I need to remind all of you ((inaudible)) similar strategy in dermatology as our ATS division, you will see the following.

Net sales in 1994 of $17 million with slightly positive EPS. Our guidance released today for 2008 exceeds the actual results of Medicis in that year.

In 1995, Medicis had $953,000 of cash and accounts receivable of $4.2 million. At that point, Medicis had raised approximately $40 million.

I can walk you through similar financial highlights with King, but I would rather reserve the time for questions at the end.

As you can see, Auriga is attempting to deliver similar results for our shareholders, but we all need to understand what it takes to achieve success. I would expect when Auriga raises the $10 million as outlined today while generating results in line with the aforementioned companies on less than half the capital, the market should react positively.

Furthermore, I need to remind each of you that on average, King, Medicis and Adams continue to raise on average $250 million from the points I outlined earlier in order to properly execute on their respective business strategies.

The difference between those companies and Auriga is the shareholders of those companies have been handsomely rewarded for management’s execution while Auriga shareholders have been unfairly penalized. Even though our commission sales model has not worked as efficiently as expected over the last 15 months, the model has demonstrated that it does work.

AURIGA LABORATORIES, INC.
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Specifically, it is clear from the (comparables) that our model has allowed us to achieve comparable results in a shorter timeframe and with approximately $30 million less of capital. Furthermore, we expect the adjustments made to the sales force alignment to deliver superior results going forward.

Instead of recognizing the potential of our company as we strive to achieve positive EPS results, our stock is currently trading at a similar valuation to a trading and reporting shell company, which by definition has no underlying business.

Not only do we have an underlying business, but, as of today, we have over 400 sales associates generating prescriptions in the field.

We are all here working as hard as we can and we’ll continue to do so in order to deliver the kind of result that the management of Adams, Medicis and King have.

I’d like to remind everyone that we are anticipating our third straight year of 100 percent net revenue growth with positive EPS on one-third of the capital as Adams, Medicis and King - this is a huge positive.

Now, I would like to turn the call over to Frank to discuss the financials, then we will take questions.

Frank Greico: Thank you, Phil. As Auriga’s new CFO as of September 1st, I want to introduce myself to all of you.

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Let me begin by saying that I was attracted to this opportunity due to the unique variable cost sales model, but more importantly, I saw the opportunity to leverage my prior CFO experiences to turn around and firmly establish the finance and operations functions of our business as competitive weapons necessary to drive achievement of our goals going forward.

Almost upon my arrival, I recognized the immediate need to instill the accountability, rigor and discipline necessary to measure and clearly communicate our performance both internally and externally.

Within my first two days, I realized that I quickly needed to assess and rationalize our way of working with our employees, customers, vendors and the rapidly growing sales force.

Several opportunities immediately came to life. For example, year-to-date sale discounts are running at over 14 percent of gross revenue primarily due to the lack of (DSAs) with our key customers. The immediate opportunity exists to bring in five points of margin to the bottom line just by getting this negotiated and in place as quickly as possible.

As I reviewed our operations from revenue to expenses to working capital management, it became clear that I needed to lead a phase action plan to realize the savings and take advantage of the opportunities facing the company.

Working directly with our CEO, a three-phase plan was developed that I will be happy to discuss in more detail with each of you during this call.

I'm proud to report the phase one of that plan has been completed in my first 60 days here at Auriga and phase two is now well underway.

AURIGA LABORATORIES, INC.
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Phil has already mentioned some of the phase one achievements. I will go through them in more detail with you today and look forward to reporting progress on our quarterly calls going forward.

Clearly, the finance function at Auriga is undergoing significant transformation and people, processes and systems that will provide the necessary foundation going forward. As cliché as it may sound, there’s a new sheriff in town here at Auriga.

That being said, I want to assure you that I will speak to both our results for the quarter and more so to the actions we’ve already taken to improve our performance going forward and support our financial objectives for 2008 and 2009. Let me begin with our operating results.

Our net revenues for the third quarter 2007 were $0.3 million compared to $1.8 million for the third quarter of 2006, representing a decrease of $1.5 million. Although Auriga’s dollarized gross prescription revenue as reported by ((inaudible)) amounted to approximately $1.6 million for the third quarter, we incurred an additional $1.3 million one-time charge relating to certain products affected by the recent FDA actions regarding time-released guaifenesin and hydrocodone reducing our net revenues below this level. The total return reserve charge for the quarter amounted to approximately $4.9 million.

During the quarter ended September 30th, 2007, Auriga launched the Xyralid LP lotion and cream products, which represented approximately $2.9 million of gross revenue.

As new products typically do not have material gross prescription revenue in the quarter of launch, they represent the primary reason for the differences between gross revenue and our gross prescription revenue resulting in the appropriate increase to the return reserve.

AURIGA LABORATORIES, INC.
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Confirmation # 6664159

For the nine months ended September 30th, 2007, Auriga’s net revenues amounted to $12 million representing 126 percent increase over the $5.3 million reported for the comparable 2006 nine-month period.

Gross profit reported for the quarter was a negative $0.7 million due to the aforementioned return reserve. Excluding this returns reserve, gross profit amounted to approximately 76 percent versus 70 percent for the same quarter of prior year representing a six point improvement.

This improvement is due to the favorable shift in product mix toward Auriga-developed versus licensed products, and the reduction on royalty expense in accordance with our product license agreements.

For the nine months ended September 30th, 2007, gross profit totaled $7.8 million or 64.7 percent of net revenues versus $3.4 million or 63.4 percent of net revenues for the nine months ended 9/30/2006.

Again, excluding return reserve, the improvement is more pronounced at approximately 78 percent versus 65 percent for the comparable prior year period. ((inaudible)) discounts represented 13.6 percent and 14.3 percent of gross revenue for the three and nine months ended September 30th, 2007 as compared to 0.6 percent and 0.1 percent for the comparable prior year period and served to offset the margin improvement.

Third quarter sales and marketing expenses of $2.3 million increased by $1.4 million versus $0.9 million reported for the quarter ended 9/30/2006.

This increase is comprised of $0.2 million of sales commission expense, $0.2 million of sales representative training and online training system cost, $0.2 million for the company’s national sales meeting, and $0.2 million of restructuring cost, and $0.4 million of inside sales and marketing people cost.

AURIGA LABORATORIES, INC.
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Confirmation # 6664159

For the nine months ended September 30th, 2007, sales and marketing expenses of $5.7 million increased by $1.6 million versus the $4.1 million reported for the nine months ended September 30th, 2006.

The increase is comprised of $0.7 million relating to samples and sample distribution cost, $0.5 million relating to sales commission expense, and $0.2 million of restructuring cost.

Sample costs were $15,000 and $393,000 for the three and nine months ended September 30th, 2007 as compared to $18,000 and $126,000 for the comparable prior year period in 2006.

The current period decrease relates to the sales team realignment during which samples were halted until new territories were signed in September 2007.

Sample distribution costs were $182,000 and $405,000 for the three and nine months ended September 30th, 2007 versus $47,000 and $126,000 for the comparable prior year period.

Turning to general and administrative expenses, we reported $3.9 million for the quarter ended September 30th, 2007 increasing by $0.8 million from the $3.1 million reported for the third quarter of 2006 primarily related to people cost.

Research and development expense of $0.6 million for the quarter ended September 30th, 2007 increased by $0.2 million versus the $0.4 million reported for the quarter ended September 30th, 2006.

AURIGA LABORATORIES, INC.
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We reported an $8.1 million net loss for the quarter ended September 30th, 2007 versus the $3.5 million reported for the same quarter of prior year. For the nine months ended September 30th, 2007, our net loss totaled $10.3 million roughly equal to the $10.3 million net loss reported for the nine months ended September 30th, 2006.

On our per share basis, the net loss was up - was 18 cents and 24 cents per share for the three and nine months ended September 30th, 2007 versus 10 cents and 30 cents per share loss for the - reported for the same period during 2006.

I’ll be happy to take questions at the end of the call, but for now I’d like to say a few words to provide a better understanding of our working capital position as well as report on the current state of our balance sheet.

On September 30th, 2007, we have approximately $1.5 million in cash on our balance sheet and no debt, representing an increase of $1.2 million in cash and a reduction of $2.2 million in term debt since the beginning of 2007.

This improvement is even more significant when put in the context of our 100 percent year-over-year growth as well as the industry we operate in and the unprecedented FDA actions relating to the DESI products we have endured.

As many of you know, specialty pharma companies distribute their products to a wholesaler channel of which three companies comprise an 85 - approximately 85 percent share of the market.

With a thinly capitalized company, as Phil mentioned, even a few week delay in a large cash receipt can materially impact execution of our plan, negatively affect our margins through increased sales discounts and that increasing the predictability of cash inflows, strained vendor relationships or, worse, create product backorder situations - all of which distracts the focus of the management team of executing on the business plan to drive shareholder value. The need for focus on day to day execution of our plan to attain another year of 100 percent growth and drive for achievement of a positive EPS could not be clearer. Without proper capitalization, the predictability of our results is significantly reduced and shareholder value compromised. The risk of insufficient capitalization far outlays any dilutive effect of a capital raise.

AURIGA LABORATORIES, INC.
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As Phil mentioned earlier in our call today, we have recently completed phase one of the three-phase cost reduction program.

To recap, actions taken included reduction in force of 16 full time employees representing a savings of $1.3 million in people cost per annum, implementation of a proprietary web-based territory manager training program that reduces the per rep training cost by 90 percent resulting in savings of approximately $2 million per year going forward.

Restructuring of our territory manager agreements eliminating the initial 25,000 share four-year option grants and replacing them with smaller vested share grants based on performance versus service vesting making equity compensation consistent with all other sales representative pay for performance compensation.

Phase two of our plan, currently underway, will focus on additional cost controls including a restructuring of all our company benefit plans, additional cost savings through inventory optimization by reducing the level of sales discounts, reducing product returns, and rationalizing our product pricing in the markets we compete to improve margins.

For example, by reducing the current 14 percent level of sales discount to focus on signing (DSA) agreements with our major customer, we believe we can bring significant margin improvement as well as facilitate inventory optimization.

AURIGA LABORATORIES, INC.
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Phase three of our plan will involve an evaluation of all outsourcing activities given our 2008 and 2009 growth plans. When outsourcing cost or rising at a rate greater than the volume there and a place to handle the potential for significant savings results. We will continue to improve our transparency to our shareholder base and report progress on our plan.

At present, our outsourcing cost total approximately $3 million per year and rising, which should give you an idea of the potential per savings going forward.

At this point, I’d like to turn your attention to guidance for 2007. Auriga expects net revenues for 2007 to be approximately $12.5 million representing an increase of approximately 100 percent over 2006. Moving forward, we will be focusing our guidance on a net revenue basis; however, since the company has provided guidance on a gross revenue basis for 2007, such guidance is revised to be approximately $25 million for the full year 2007. We have reduced our guidance due to the previously discussed sales force restructuring and resulting slower than expected (TRx) growth as well as the postponement of generics and ATS product launches into 2008.

For 2008, Auriga expects approximately 50 percent territory coverage by year end under the new 2,200 territory alignment. Our product emphasis will be on acquisition and development of ANDA and 505(b)(2) FDA approved products.

And most significantly, with proper capitalization, we expect net revenues to be in the $21 million to $24 million range with full year diluted EPS to be approximately a penny. We expect our gross prescription demand to be up to 10 percent greater than this net revenue estimate.

With that, I’d like now to turn the call back over to Phil.

Phil Pesin: Thank you, Frank. At this time, we would like to now open the call for questions.

AURIGA LABORATORIES, INC.
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Operator: Thank you, sir. If you’d like to ask a question, please press star one on your touchtone telephone. If you’re using a speakerphone, please be sure your mute function is disengaged to allow your signal to reach our equipment. Again, star one for question.

And we’ll go now to (Chris) ((inaudible)).

(Chris): Thank you. Gentlemen, I think the additional transparency on the business is great. I commend you for that - that’s fantastic and Frank, welcome to Auriga. It’s wonderful that you’re there.

Frank Greico: Thank you.

(Chris): You know, as a major shareholder, I definitely believe that moving into FDA approved products is a great move by the company.

Now on the cash raise - assuming that you’re doing a financing to build the FDA approved product business, I think doing a financing so that you don’t have to bootstrap the business is really the right thing to do. I personally know that (acquiring) in marketing FDA approved products is not cheap and so raising the money and building the business the right way is a good strategy.

So I guess my question really focuses on the proposed financing.

If I remembered correctly, your most recent round was priced somewhere around 50 cents - maybe 53 cents. Do you think that this round that you’re talking about now will be significantly down from that given the recent share price? And if possible, I’d like the opportunity to ask a followup question.

AURIGA LABORATORIES, INC.
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Phil Pesin: OK. That’s a very good question - one that we probably expected to get. And allow me to address that.

First and foremost, you know, the price of the shares in the market is not in our control. And, you know, traditionally, you know, with (bulletin board) companies who are doing financing as we have done in the past through a (pipe-type) of transactions are normally done at a discount to market. Anywhere, you know, you see things at 20 percent discount, 30 percent discount with more coverage. And I would argue that under normal circumstances that ((inaudible)) transaction would be structured.

The difference that I see today is that there is no real rational basis for where our stock prices are at right now. So the value of the underlying business is not reflected in the share price. And what we will do is we will seek to identify the proper set of investors that understands the long-term value of this company and, you know, we plan on structure and transaction that will minimize dilution.

You know, we strongly believe that due to the enormity of our product line - in our ((inaudible)) we have almost 26 ((inaudible)) right now, you know, the size of the sales force that, you know, we will be able to identify an investor group that will recognize the value and ultimately minimize the dilution.

Now, we have not decided exactly the structure of the transaction at this point, but we are aggressively looking at it.

(Chris): So on the dilution minimization point - it sounds like you have given some thoughts of alternatives and structure. But another thought is to - well, if you’re moving in the direction of FDA approved products, have you given any consideration to whether you should or even could sell off one or more of your DESI product lines? I mean if not completely unusual to see a established DESI product line sell for two times sales. So, you know, if we look back at historical prescription revenue on some of your lines - take Extendryl for example, you know, I think we’d see that Extendryl has done something north of $5 million in annual prescription revenues.

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So since you already have two other DESI respiratory lines, doesn’t that make sense to, say, sell Extendryl for example for $10 million in cash?

Phil Pesin: You know, that’s actually a very good question. We are looking at those alternatives, and to be honest, we’ve been approached over the last, you know, since the inception of the company with people trying to buy those various DESI lines.

With that said, you know, we believe there is substantial opportunity for growth in those DESI lines over the $5 million where Extendryl has historically been especially with the size of our sales force. And the longer that we can continue with those business lines, the more value that we can create if we ultimately decide to divest those specific assets.

I mean for example, if we could double the Extendryl business over the next 12 months, you know, I’d be much happier divesting it for $20 million cash than for $10 million today.

The other alternative that we’re looking at because of, you know, the evolution of our business as we start to mature and start to gain more predictability into our revenues, expenses, earnings, cash flow, et cetera, you know, there is an opportunity out there to do some type of a debt transaction which will ultimately minimize dilution.

Unlike, you know, Biotech Company, I mean we have - we do have cash book and we do have revenues and we are growing so we’re going to be looking at that as well.

(Chris): Thank you.

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Operator: Thank you and we’ve no question. Well, then I’d like to provide a final opportunity to signal. Star one for any questions.

And we’ll go to Patrick Lin of Primarius Capital.

Patrick Lin: Hi, guys. Thanks for the update and the clarification. Can you give us a little bit more visibility in terms of how you’re coming up with the guidance for net revenues for the remainder of this year and then going into ’08?

I mean historically, you’ve had a very good track record of being conservative and being able to, you know, exceed your previous guidance. And, you know, right now, obviously, there are some one-time items in here, but can you just expand and elaborate on, you know, what the underlying assumptions are to get to your numbers and whether or not, you know, going back to your old track record of just being, you know, conservative on your guidance?

Phil Pesin: Yes, that’s a great question. Thank you, Patrick.

We, you know, obviously with the restructuring of the sales force, you know, once we were able to calculate the data and, you know, that there is data lag on prescription, et cetera and the performance of the sales force, we are choosing to take a conservative approach. And until we have some statistically relevant data that will show us how the rest of the year will fall out, we’re going to take a very conservative approach.

And as we seek to optimize inventory levels, we are, you know, we’re going to continue to try to force the convergence of gross prescription - the demand revenue with net revenues.

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Patrick Lin: So right now, though, in terms of you’re calculating it, are you basing it on a specific number as base case and then add into it or are you looking at some of the historical, you know, for the drug - I mean, can you just give us a little more clarity.

Phil Pesin: Yes, we’re looking at the historical. We’re mostly looking at what some of our key product lines did in the fourth quarter of last year, and basing it primarily off of that.

Patrick Lin: And then as you do ’08 assumptions, how do you come up with those numbers?

Frank Greico: Again, I think, Patrick, this is Frank; we’re looking at ultimately the growth in our sales force, understanding the coverage and the territories now that we’ve had the realignment. All of which based on a baseline approach does triangulate to those numbers. Clearly, we’ll be providing additional guidance as time goes on as we see fit as a company.

But the goal being again is we should be transparent to where our gross prescription revenue will in fact be a good indicator of the company’s continued progress and moving the numbers upward.

Patrick Lin: Great. Thank you.

Phil Pesin: Thanks, Patrick.

Operator: Thank you. And we’ve no further questions. I’d like to turn the conference back over to Mr. Phil Pesin for any additional or closing remarks.

Phil Pesin: Thank you very much to everybody that participated on the conference call. I'm sure that there will be some additional questions - you have an opportunity to digest the information.

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My commitment to you, the shareholders, is that we will continue to do everything that we’ve been doing to execute on our plan. As we gain more resources and the ability, we will continue to provide regular updates via press releases to give that additional transparency that everyone needs to be able to properly understand our business, properly value us, and get comfortable as shareholders.

And with that, I thank everybody for participating.

Operator: Again, thank you for your participation. That does conclude today’s conference. You may disconnect at this time.

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